                                                                    EXHIBIT 99.1


Contact: Alex Singal (615) 263-3005

                    PRISON REALTY DECLARES 1999 REIT DIVIDEND

         NASHVILLE, TENN., SEPTEMBER 5, 2000 - Prison Realty Trust, Inc. (NYSE:PZN) announced today that its board of directors has declared a dividend of $145.0 million payable on Friday, September 22, 2000 to the Company's common stockholders of record as of Thursday, September 14, 2000, in connection with the Company's election to be taxed and qualify as a real estate investment trust, or REIT, with respect to its 1999 taxable year. The dividend will be payable in an aggregate of approximately 5,928,046 shares of a newly designated series of the Company's preferred stock. As a result of the board's declaration, the Company's common stockholders will be entitled to receive 5 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") for every 100 shares of common stock held by them on the record date. The 1999 REIT dividend is intended to satisfy the Company's remaining distribution requirements in connection with its election to be taxed and qualify as a REIT with respect to its 1999 taxable year.

         The Series B Preferred Stock to be issued as the 1999 REIT dividend will provide for dividends payable in additional shares of Series B Preferred Stock at a rate of 12% per year for the first three years following the issuance of the shares and cash dividends at a rate of 12% per year thereafter, payable for the period from issuance through December 31, 2000 and quarterly thereafter, in arrears. Shares of the Series B Preferred Stock will be callable by the Company, at a price per share equal to the stated value of $24.46, plus any accrued dividends, at any time after six months following the later of (i) September 22, 2003 or (ii) the 91st day following the redemption of the Company's $100.0 million 12% senior notes, due 2006. Shares of Series B Preferred Stock will be convertible into shares of the Company's common stock during two separate conversion periods: (i) from October 2, 2000 to October 13, 2000; and (ii) from December 7, 2000 to December 20, 2000, at a conversion price based on the average closing price of Prison Realty's common stock on the New York Stock Exchange ("NYSE") during the 10 trading days prior to the first day of the applicable conversion period.

         The Company has applied to list the shares of Series B Preferred Stock, and the shares of the company's common stock into which the Series B Preferred Stock is convertible, on the NYSE, pending official notice of issuance.

         The dividend is necessary in order for the Company to maintain its status as a REIT for its 1999 taxable year, as required by the Company's existing charter. Companies electing REIT status are required, under the Internal Revenue Code, to distribute 95% of their taxable income and to distribute all earnings and profits inherited from a taxable subchapter C corporation as dividends. The Company has proposed a comprehensive restructuring, pursuant to which the Company will, pending stockholder approval, among other things, amend its charter to permit it to operate so as to be taxed as a subchapter C corporation rather than as a REIT for federal income tax purposes, commencing with its 2000 taxable year.

        The distribution of the Series B Preferred Stock will have certain tax consequences for the Company's common stockholders. The distribution will generally be treated as a dividend to the extent that it is deemed paid out of the Company's current and accumulated earnings and profits. Accordingly, the Company's common stockholders generally will be required to include the fair market value of the Series B Preferred Stock as ordinary income on their tax returns. To the extent the fair market value of the Series B Preferred Stock exceeds the amount of the Company's current and accumulated earnings and profits, the distribution will be treated as a return of capital, which will reduce each stockholder's basis in its shares of the Company's common stock (but not below zero). Thereafter, the distribution will be treated as capital gain from the sale or exchange of the Company's common stock, assuming the stock is held as a capital asset at the time of the distribution. Future dividends on the Series B Preferred Stock, whether in stock or cash, will generally be treated as dividends to the extent of the Company's current and accumulated earnings and profits as well.

ABOUT THE COMPANIES

         Prison Realty's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tennessee, Prison Realty provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. Prison Realty currently owns or is in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia, and the United Kingdom.

         The companies operating under the "Corrections Corporation of America" name provide detention and corrections services to governmental agencies. The companies are the industry leader in private sector corrections with approximately 70,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia, and the United Kingdom. The companies' full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

         Prison Realty has previously announced a proposed restructuring, pursuant to which, among other things, Prison Realty will merge with CCA and elect to be taxed as a subchapter C corporation commencing with its 2000 taxable year. Prison Realty is seeking stockholder approval of the restructuring at a Special Meeting scheduled for September 12, 2000. Pending stockholder approval, the companies intend to complete the restructuring on or before September 15, 2000. Prison Realty has filed definitive proxy materials with respect to the restructuring with the U.S. Securities and Exchange Commission and has commenced delivery of such materials to its stockholders. Stockholders are urged to read these materials carefully as they include important information with respect to the companies and the proposed restructuring.

FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding changes related to Prison Realty's operation so as to be taxed as a subchapter C corporation rather than as a REIT commencing with its 2000 taxable year, merger plans between Prison Realty and CCA, and the integration of Prison Realty's and CCA's operations and businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could cause operating and financial results to differ are described in Prison Realty's filings with the U.S. Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the U.S. Securities and Exchange Commission. Prison Realty does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.